Exhibit 99.1

the new home company provides business update ahead of investor meetings

Aliso Viejo, California, September 21, 2020. The New Home Company Inc. (NYSE: NWHM) today announced a business update ahead of investor meetings.

The New Home Company (NYSE: NWHM) announced today that net new home orders totaled 152 for the first two months of the 2020 third quarter, representing an increase of 100% compared to prior year period. The company generated 73 net new orders in July on a monthly absorption pace of 3.2 per community and 79 net new orders in August on a monthly absorption pace of 3.4 per community.

“We are very pleased with the order momentum we experienced in the first two months of the third quarter,” said New Home Company CEO Leonard Miller. “Buyers continue to be motivated by low interest rates and the desire for single-family home ownership, a sentiment that has only grown stronger as a result of the pandemic. All of our markets experienced a significant year-over-year improvement in absorption pace, and we have taken advantage of the increased demand with targeted price increases. While we anticipate our absorption pace will moderate as we head into the end of the year due to normal seasonality, we believe the positive fundamental drivers for our industry and our strategic product repositioning have us well positioned for long-term success.”

“Our order results for the first two months of the third quarter underscore the strength of the housing market and the appeal of our new home offerings, which are increasingly targeted at the more affordable segments of the market,” said New Home Company Executive Chairman Larry Webb. “Our main strategic focus for some time now has been to offer the same high quality New Home experience at a lower price point, and we are really starting to see the benefits of this shift. As a result, I believe The New Home Company has a great opportunity to benefit from the wave of new home buyers we are currently seeing in the market.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our absorption pace, revenues, community counts and openings, buyer sentiment, impact of the COVID-19 pandemic, the timing and success of projects, our ability to execute our strategic growth objectives, gross margins among other projected results. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “believe,” “expect,” “anticipate,” “plan,” “goal,” “will,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: a pandemic, epidemic, or outbreak of infectious disease or similar threat, including COVID-19, a recession in the U.S., which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, volatility in the mortgage interest rates, declines in employment, nationally and locally, the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, inconsistencies in the classification of homebuilding as an essential business during the COVID-19 pandemic, recognition of charges which may be material for inventory impairments or land option contract abandonments; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com